ALL AMERICAN HOMES, LLC

423 North Main St. • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

NEWS RELEASE

For immediate release, Tuesday, April 1, 2008

ALL AMERICAN HOMES ANNOUNCES AGREEMENT WITH SOLAR VILLAGE, LLC

MIDDLEBURY, Ind. — All American Homes announced today that it has reached an agreement with Solar Village Homes, LLC of Boulder, Colorado to license, build and sell a line of eco-friendly, solar homes.

Under terms of the five-year agreement, Solar Village will design the homes exclusively for All American Homes in its market areas.  The homes will feature a super-insulated, passive solar home design, and solar power and heat resulting in energy bills as low as zero.  The homes will also feature extensive use of sustainable materials in their interior construction, such as tile or slate floors, bamboo or cork flooring, natural fiber wool carpeting and low-VOC paints and finishes.  Incorporating these “earth friendly” technologies will result in homes that are ultra-comfortable, much less costly to operate, easier to maintain and with better indoor air quality.  The initial series of ranch and two-story homes will include six floorplans ranging from 1,100 square feet to 2,457 square feet.

“These homes were introduced earlier this month to the builders who attended our annual meeting, where they generated a great deal of excitement,” commented Rick Bedell, President of All American Homes.  “The Solar Village homes are designed to be affordable, finally bringing ‘green built’ construction advantages to a broader segment of the home buying public. All American Homes will launch the new line of homes across their entire builder network on Earth Day, April 22, 2008.  This new initiative marks another step forward in our vision to be the pre-eminent systems-built builder of sustainable homes.”

To learn more about All American Homes’ Solar Village homes, consumers may contact Mike Donley, Marketing Manager at (260) 724-8044.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  Through ALL AMERICAN HOMES® and MOD-U-KRAF®, the Company is one of the nation’s largest producers of

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All American Homes Announces Agreement with Solar Village

April 1, 2008

systems-built homes, and also a major builder of commercial and multi-family residential structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company’s use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For product information:

     Mike Donley

     Marketing Manager, All American Homes

     260-724-8044

For investor or financial information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-825-8238

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